UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):
September 30, 2009

BOND LABORATORIES, INC.

Nevada	333-137170	20-3464383
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number )	(I.R.S. Employer Identification No.)

11011 Q Street, Suite 106A, Omaha, NE		68137
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: 402-333-5260
(Name, address, including zip code, and telephone number, including area code, of agent for service of process)

NOT APPLICABLE
(Former Name or Former Address, if Changes Since Last Report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

As used in this report,  the terms "we",  "us",  "our",  "our company," or "the Corporation" refers to Bond Laboratories, Inc., a Nevada corporation.

ITEM  3.02          Unregistered Sale Of Equity Securities.

On August 29, 2009, we began a private financing transaction (the “Financing”) with certain private investors (the “Purchasers”), pursuant to a subscription agreement (the “Agreement”). The transaction was completed on September 30, 2009 for an aggregate purchase price of One Million Six Hundred Eighty Four Thousand Four Hundred and Fifty Dollars ($1,684,450). In connection with the Financing, we issued to the Purchasers, in reliance upon the exemption provided by Sections 4(2) and 4(6) under the Securities Act of 1933, as amended, for a transaction not involving a public offering and pursuant to Rule 506 of Regulation D promulgated thereunder, 3,368,900 common shares of our Company and Series B warrants to purchase 3,368,900 shares of our common stock. The Series B Warrants have a three year term, an exercise price equal to seventy-five cents ($0.75) per share and contain no anti-dilution or pre-emptive rights.

In connection with the Financing, a holder of demand notes issued by the Company and certain vendors elected to exchange an aggregate of $123,000 of outstanding debt and trade payables of the Company for shares of common stock and Series B warrants on the same terms as the Financing in lieu of cash payment for such obligations. As a result, we issued an additional 246,000 common shares and Series B warrants to purchase 246,000 shares of our common stock. The additional shares of common stock and Series B warrants were issued in reliance upon the exemption provided by Sections 4(2) and 4(6) under the Securities Act of 1933, as amended, for a transaction not involving a public offering and pursuant to Rule 506 of Regulation D promulgated thereunder.

Item 9.01          Financial Statements, Pro Forma Financial Information and Exhibits.

    (d)  Exhibits

    None.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

October 7, 2009

Bond Laboratories, Inc.

By:	/s/ John S. Wilson
John S. Wilson
Chief Executive Officer, Director